EXHIBIT 21.1

Subsidiaries of the Registrant

Subsidiary of HBT Financial, Inc.
Heartland Bank and Trust Company (Illinois)

Subsidiary of Heartland Bank and Trust Company
Heartland Real Estate Holdings, LLC (Illinois)
Heartland Investments, LLC (Illinois)